Exhibit 99.1

IMPCO Technologies Announces Delay in Filing of Annual Report;

Examines Intangible Assets; Issues Guidance on Completion of BRC Acquisition and Operational and

Management Restructuring Plans

CERRITOS, Calif., March 17, 2005 /PRNewswire/ — IMPCO Technologies Inc. (Nasdaq: IMCO), today announced that it expects to delay the filing of its annual report on Form 10-K until March 31, 2005 in order to permit the company to address compliance with Section 404 of the Sarbanes-Oxley Act, to complete a thorough examination of intangible assets, and to apply adjustments based on changes in accounting methodology.

Mariano Costamagna, who became IMPCO’s Chief Executive Officer on January 1, 2005 in connection with the pending acquisition of equity interests of B.R.C., S.r.l., said that the management team is considering these adjustments in consultation with BDO Seidman, LLP, which is conducting its first audit for the company since being retained in July 2004. Mr. Costamagna noted that the company’s first experience with internal controls reporting under Section 404 of the Sarbanes-Oxley Act had resulted in discovery of a material weakness in the company’s internal controls over financial reporting relating to cycle counting of physical inventory.

Relating to the company’s continuing examination of intangible assets, Mr. Costamagna said that, “the company has traditionally carried on its books assets that reflect the value of goodwill for international operations and the value of future rights to offset taxable income against historical operating losses. Upon becoming CEO, I decided to evaluate very carefully the value of these assets and to consider the effect of hard-to-explain intangible assets on the transparency of our financial statements.”

In addition, Mr. Costamagna noted, the company has undergone a management change and three significant transactions in the past three months, the closing of one of which is still pending. “We believe it’s appropriate under these circumstances to make a careful and thorough review of our financial statements and to resolve any questions in favor of creating a clearer and more comprehensible balance sheet.” Mr. Costamagna continued, “As a significant investor in IMPCO’s stock even before the pending transaction, I recognize that our shareholders increasingly expect predictability and stability in the financial results of their companies, and one of my primary goals as CEO is to promote a corporate environment in which shareholders find our financial statements transparent and our performance attractive and predictable.”

Mr. Costamagna also announced that the acquisition by IMPCO of the remaining 50% equity interest of BRC, which was approved by shareholders on March 10, 2005, will be completed on March 31, 2005. That transaction will result in the issuance of 5,098,284 shares of common stock and the payment of approximately $10 million in cash to Mr. Costamagna and his brother, Pier Antonio Costamagna, and is based on an Equity Interest Purchase Agreement dated October 22, 2004.

In addition to these items, the company reported that it expects to relocate research and development facilities and key personnel from the company’s Seattle, Washington research and development facility to its Cerritos, California headquarters. In connection with that relocation the company expects to incur charges to operating income in the first and second quarter of 2005. IMPCO Chief Operations Officer Brad Garner said that, “Although we have not yet determined the amount of these charges, we believe this move represents a short-term expense with a significant long-term benefit. The relocation of our R&D facilities to the company’s headquarters will reduce the inefficiencies, expense and logistical difficulties associated with maintaining an additional facility, and should greatly improve our integration of research and development personnel into operations. When combined with our state-of-the-art facilities in Cherasco, Italy, and Sterling Heights, Michigan, we believe our combined capabilities for fuel system and component design and testing will be second to none.”

The company also announced that its employment relationship with Robert M. Stemmler, the company’s Chairman and former Chief Executive Officer, has been severed effective immediately. Mr. Stemmler had served in the role of full-time consultant to the company in order to facilitate the transition of management to Mr. Costamagna, a decision Mr. Stemmler and the Board had reached in late 2004. IMPCO director John Jacobs said that “the Board believes that Mariano’s actions to improve profitability and market focus are setting a new direction for the company. This completes the transition period and our future lies in our ability to execute on this new strategy.”

Cautionary Statement about Forward Looking Information

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements, and investors are cautioned that the estimates of 2004 performance are based upon currently available information and may be subject to change. Forward-looking statements in this release include, but are not limited to, management’s expectations regarding consolidated revenues in the current and future periods; the likelihood that expected closing conditions will be satisfied and the transaction will be consummated as and when expected; the company’s ability to realize upon existing plans and mitigate the effects of known and unknown risks to future operations; and the ability accurately to estimate the value of intangible assets. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, the reaction of the securities markets to changes in management and business strategy; our ability effectively to integrate our management team as the transition continues; the combined company’s ability to meet OEM specifications; the success of our recently announced programs with strategic partners; factors that impact growth in international markets; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended. The charges due to changes in accounting estimates and results of operations for the 2004 fiscal year are subject to change based on completion of the review by the company and its independent registered public accounting firm. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

About IMPCO Technologies

IMPCO is a leading source of advanced alternative fuel systems technology and components for internal combustion engines. IMPCO products enable these engines to function using environmentally friendly gaseous fuels such as propane, natural gas and biogas. IMPCO products improve efficiency and performance while reducing emissions. IMPCO is a major supplier to original equipment manufacturers and the aftermarket in the bus and truck, industrial and power generation markets, as well as to the automotive aftermarket. IMPCO supports its global aftermarket through a network of more than 400 distributors and 13 company-owned regional offices.

For further information, please contact Mr. Dale Rasmussen, Vice President, Investor Relations (206.315.8242) or Mr. Brad Garner, Chief Operations Officer (562.274.0222).

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